Exhibit 99.1

Soluna Reports Fourth Quarter and Full Year 2023 Results

Quarterly Adjusted EBITDA tops $1.0 million, marking a second straight quarter of gains

Successful business model diversification

Quarterly Gross Profit Best in 4 years at $4.3 million

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FY 2023 Adjusted EBITDA by Quarter

ALBANY, NY, April 2, 2024 - Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced financial results for the full year ended December 31, 2023.

“We are delighted to announce fourth quarter 2023 results, which were the culmination of 18 months of incredible execution by our operating team. We delivered record revenue and project-level profit, a direct result of the ramping up of our flagship Project Dorothy data center, and the new architecture of our business model aimed at revenue diversification,” said John Belizaire, CEO of Soluna Holdings.

Fourth Quarter Finance and Operations Highlights:

●	Record Revenue – Revenue ramped to $10.1 million compared to third quarter 2023 revenue of $5.8 million, a 75% increase due to the ramp of Project Dorothy. It was the highest quarter in the past 16 quarters.

●	Record Gross Profit – Gross profit grew to $4.3 million, the highest profit quarter since the inception of the crypto segment in Q2 of 2020.

●	2nd Consecutive Positive EBITDA Quarter – Fourth quarter 2023 Adjusted EBITDA topped $1.0 million, up from $405 thousand in the third quarter of 2023.

●	Stronger Balance Sheet – Current Cash & Restricted Cash as of December 31, 2023 was $9.4 million.

●	Substantial Ramp of Flagship in Second Half – During this period, Project Dorothy 1A and 1B generated $13.7 million of revenue, which made up 65% of the Company’s total full year revenue.

●	Success in Diversification of Model – the Company completed a series of architectural changes to the business to diversify the business across four key areas, now including hosting, mining, ancillary services, and artificial intelligence. This greatly decreases the company’s direct exposure to the volatility of Bitcoin Mining.

Belizaire continued, “2023 involved steering our ship through turbulent waters, while simultaneously rebuilding the ship to sail towards new horizons. 2024 presents numerous opportunities for the Company. I am honored to lead a company with some of the most resilient people in the industry. I am grateful for the patience our shareholders have shown and the support our financial backers have continued to provide.”

“While there is more work ahead for our team, we ended 2023 on much better footing. We have proven that our business model – integrating with Renewable Power Plants – works and creates the industry’s greenest, most profitable data centers. It is great to be focused on growth again.”

Fiscal Year 2023 Financial Results:

●	The strong fourth quarter results of $10.1 million in revenue represented a 75% increase as compared to the third quarter 2023, had a significant positive impact on our full fiscal year results.

●	Total 2023 revenue was $21.1 million, a decrease of $7.5 million or 26% as compared to 2022 – The decrease was due mainly to the impacts of the strategic realignment of the Company’s business from a primarily Bitcoin mining focus to a more diversified revenue stream that includes hosting, mining and ancillary services. The negative impacts of winding down our less efficient mining activities during the first half of the year were offset in part by the positive impacts of ramping up our hosting and more efficient mining activities during the second half of the year. Ramping up during the second half included the design, permitting, construction and energization of Project Dorothy 1A and 1B, securing hosting clients, and acquiring miners. During this period, Project Dorothy 1A and 1B generated $13.7 million of revenue, which made up 65% of the Company’s total full year revenue.

●	The total cost of revenue decreased $20.7 million from $36.5 million to $15.8 million – from 128% to 75% as a percentage of revenue in 2022 compared to 2023 respectively, primarily driven by closing higher cost facilities, switching to a data hosting model from a proprietary mining model at Project Sophie and energizing the lower cost Project Dorothy site.

FY 2023 Revenue & Cost of Revenue by Project Site

(Dollars in thousands)

	Project Dorothy 1B	Project Dorothy 1A	Project Sophie	Project Marie	Other	Total

Cryptocurrency mining revenue	$6,849	$-	$2,984	$769	$-	$10,602
Data hosting revenue	-	6,876	3,021	276	23	10,196
Demand response services	-	-			268	268
Total revenue	$6,849	$6,876	$6,005	$1,045	$291	$21,066

Cost of cryptocurrency mining, exclusive of depreciation	$3,358	$-	2,206	801	-	6,365
Cost of data hosting revenue, exclusive of depreciation	-	4,366	1,030	205	-	5,601
Cost of revenue- depreciation	1,816	755	1,154	136	2	3,863
Total cost of revenue	$5,174	$5,121	$4,390	$1,142	$2	$15,829

FY 2022 Revenue & Cost of Revenue by Project Site

(Dollars in thousands)

	Project Dorothy 1B	Project Dorothy 1A	Project Sophie	Project Marie	Other	Total

Cryptocurrency mining revenue	$-	$-	$13,221	$10,028	$1,160	$24,409
Data hosting revenue	-	-	-	4,131	7	4,138
Demand response services	-	-	-	-	-	-
Total revenue	$-	$-	$13,221	$14,159	$1,167	$28,547

Cost of cryptocurrency mining, exclusive of depreciation	$54	$-	7,471	6,048	653	14,226
Cost of data hosting revenue, exclusive of depreciation	-	54	-	3,518	-	3,572
Cost of revenue- depreciation	-	-	10,597	7,813	298	18,708
Total cost of revenue	$54	$54	$18,068	$17,379	$951	$36,506

●	General and administrative expenses, excluding depreciation and amortization, for the year ended on December 31, 2023, decreased by $3.8 million, or 20% – to $15.4 million from $19.2 million for the year ending on December 31, 2022. Stock-based compensation costs were $3.7 million for 2023 for 2022.

●	Salary and wages decreased by approximately $1.4 million during the year ending on December 31, 2023 – compared to the year ending on December 31, 2022, due to a reduction in employee recruitment fees, headcount and personnel costs, and employee-related expenses, i.e. travel.

●	Legal fees decreased by approximately $1.1 million during the year ending on December 31, 2023 – compared to the year ending on December 31, 2022, due to less development agreements related to Project Dorothy. In addition, potential capital raising activities did not occur and other corporate related legal matters were less intensive during the year ending on December 31, 2023.

●	Consulting and professional services decreased by $1.6 million during the year ending on December 31, 2023 – compared to the year ending on December 31, 2022, due to required valuations of complex transactions, advisory fees for complex accounting research matters, and pipeline development project costs, in which the Company involved multiple consultants to help build out future plans incurred in 2022 which did not recur in 2023.

●	Adjusted EBITDA improved to $(3.5) million for 2023 compared to $(4.6) million in 2022 – For the three months ended December 31, 2023, Adjusted EBITDA increased by 157% or $0.6 million to $1.0 million compared to $0.4 million in the three months ended September 30, 2023.

The audited financial statements and 10K are available online.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

Non GAAP Measures

In addition to figures prepared in accordance with GAAP, Soluna from time to time presents alternative non-GAAP performance measures, e.g., EBITDA, adjusted EBITDA, adjusted net profit/loss, adjusted earnings per share, free cash flow, both on a company basis and on a project-level basis. Project level measures may not take into account a full allocation of corporate expenses. These measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Alternative performance measures are not subject to GAAP or any other generally accepted accounting principle. Other companies may define these terms in different ways. See our annual report on Form 10-K for the year ended December 31, 2023 for an explanation of how management uses these measures in evaluating its operations.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

David Michaels

Chief Financial Officer

Soluna Holdings, Inc.

David@soluna.io